EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Publication of New Data on Impact of Mobility Impairment Due to Multiple Sclerosis

Joint study by Acorda and University of Connecticut finds mobility impairment associated with significant indirect costs, as well as an adverse effect on health-related quality of life

ARDSLEY, N.Y., May 21, 2013 – Acorda Therapeutics (NASDAQ: ACOR) today announced new research findings that show a loss of mobility due to multiple sclerosis (MS) has a negative impact on work productivity and patient-reported perceptions of health. The paper, published in PLoS ONE, estimated that the total costs of this lost productivity, often referred to as indirect costs, exceed $30,000 per person with MS, per year.

“We found that indirect costs and patient perceptions of their own health both declined as mobility impairment worsened,” said Dr. Craig I. Coleman, Associate Professor at the University of Connecticut School of Pharmacy. “This research builds on earlier findings that mobility loss adversely affects activities of daily living, and emphasizes the need to address mobility loss due to MS.”

The Acorda-sponsored study was conducted in collaboration with the North American Research Committee on Multiple Sclerosis (NARCOMS) Registry. Self-reported patient data was collected through the NARCOMS semi-annual survey, including disease history, functionality, employment and income, among others. The publication analyzed data from up to 3,611 participants, based on survey completeness, who reported they did not use a scooter or wheelchair, and thus had at least some walking ability. The analysis focused on estimating the costs of lost productivity due to missed work or school, and on patient-reported perceived health status. Health status was reported using utility scores, where 1.0 reflects perfect health, and lesser scores represent a decline in perceived health.

Lost productivity due to mobility complications from MS was high, with an average work reduction of nine hours a week, and eight days every six months. Utility scores were on average 0.14 below a demographically similar population without MS; changes of 0.03 - 0.05 are considered meaningful.

“These data showed that the greatest impact on productivity and other measures is associated with the early loss of mobility,” said Matthew Sidovar, Director of Medical Affairs for Acorda. “This underscores the importance of treating mobility impairment early in the disease.”

About Acorda Therapeutics

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Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with MS, spinal cord injury and other neurological conditions.

Acorda markets AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the United States as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an improvement in walking speed. AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda. AMPYRA and FAMPYRA are manufactured under license from Alkermes Pharma Ireland Limited.

The Company also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity. Acorda also receives sales royalties on tizanidine hydrochloride capsules, an authorized generic version of ZANAFLEX CAPSULES, distributed by Actavis, Inc. under its agreement with Acorda.

Acorda has an industry-leading pipeline of novel neurological therapies. The Company is developing Diazepam Nasal Spray for treatment of certain epileptic seizures. It is also studying AMPYRA to improve a range of functional impairments caused by MS, as well as its potential for use in other neurological conditions, including cerebral palsy and post-stroke deficits. In addition, Acorda is developing clinical stage compounds AC105 for acute treatment of spinal cord injury, GGF2 for treatment of heart failure and rHIgM22, a remyelinating monoclonal antibody, for the treatment of MS. GGF2 is also being investigated in preclinical studies as a treatment for neurological conditions such as stroke and spinal cord injury. Chondroitinase, an enzyme that encourages nerve plasticity in spinal cord injury, is in preclinical development.

Acorda Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Diazepam Nasal Spray or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Diazepam Nasal Spray or other products under development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities & Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.
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